Exhibit 99.1

TuSimple Announces Termination of Chief Executive Officer and the Initiation of a Search for a New Chief Executive Officer

SAN DIEGO, October 31, 2022 /PRNewswire/ — TuSimple (Nasdaq: TSP) today announced that the Board of Directors of the Company has terminated Dr. Xiaodi Hou, the Chief Executive Officer, President and Chief Technology Officer of the Company, and removed Dr. Hou from his position as Chairman of the Board and as a member of the Government Security Committee, effective as of October 30, 2022.

The Company announced that Dr. Ersin Yumer, TuSimple’s Executive Vice President of Operations, has agreed to serve as interim Chief Executive Officer and President of the Company during the pendency of the executive search. Brad Buss, our Lead Independent Director, will be Chairman of the Board. The Board is also actively engaged in the search to add new independent members to the Board.

These actions have been taken in connection with an ongoing investigation led by the Audit Committee of the Board that led the Board to conclude that a change of Chief Executive Officer was necessary.

“I would like to thank Xiaodi for his many contributions to TuSimple. His knowledge and vision have been invaluable to the development of TuSimple’s industry-leading technology and the growth of the Company. As we look ahead, I am delighted that Ersin has agreed to help us shepherd the Company through the next phases of its development.” said Brad Buss. “Transparency, good judgment and accountability are critical values to our Company. We take these values extremely seriously.”

“I look forward to working with the Board and the talented TuSimple Team to continue to move the Company forward.” said Dr. Yumer. He added, “The leadership team firmly believes in the benefits of our technology and is committed to the Company’s commercialization roadmap.”

The Board has engaged Russell Reynolds Associates to identify a new chief executive officer with relevant experience.

Earnings Update

TuSimple will release its third quarter 2022 financial results on Monday October 31, 2022, after the market closes. TuSimple remains on track to achieve its full year 2022 financial guidance as previously disclosed on August 2, 2022, including the ending cash balance at December 31, 2022 of approximately $950 million.

TuSimple’s third quarter 2022 earnings conference call will now be held on Tuesday, November 1, 2022, at 5 AM (PST) / 8AM (EST). The conference call will be webcast live via TuSimple’s Investor Relations website at https://edge.media-server.com/mmc/p/h2d9wcct

About Dr. Ersin Yumer

Dr. Ersin Yumer most recently served as the Executive Vice President for Operations at TuSimple. He has held leadership roles at TuSimple on the Algorithm and Machine Learning teams, which gives him unique insight into the operational needs associated with commercializing TuSimple’s Driver Out Autonomous Freight Network. Dr. Yumer is an internationally recognized expert in scalable machine learning, 3D computer vision, and simulation. He is a veteran in the autonomous vehicles industry, having held previous leadership roles at Aurora, Uber, and Argo AI. In the field of machine learning and computer vision, Dr. Yumer has published numerous peer-reviewed technical publications and patents. He has a Ph.D. from Carnegie Mellon University and has worked on cutting-edge 3D computer vision applications at Adobe and Google earlier in his career.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in Arizona, Texas, Europe, and China. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to see 1,000 meters away, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Visit us at www.tusimple.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking, including statements as to future results of operations and financial position, including under the heading “Earnings Update” above, planned products and services, business strategy and plans, launch dates of products or services, expected safety and fuel consumption benefits of our autonomous semi-trucks, objectives of management for future operations of TuSimple Holdings Inc. and its subsidiaries (the “Company”, “we”, “our” and “us”), market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast”, “future”, “intend,” “may,” “might”, “opportunity”, “plan,” “possible”, “potential,” “predict,” “project,” “should,” “strategy”, “strive”, “target,” “will,” or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to, those related to autonomous driving being an emerging technology, the development of the Company’s technologies and products, the Company’s limited operating history in a new market, the regulations governing autonomous vehicles, the Company’s dependence on its senior management team, reliance on third-party suppliers, potential product liability or warranty claims, the protection of the Company’s intellectual property, the Company’s ongoing internal investigation, securities class action litigation, and government or regulatory policies and actions. Moreover, the Company operates in a competitive and rapidly changing environment, and new risks may emerge from time to time. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022, and TuSimple’s other filings with the SEC. These SEC filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

Media Contact

TuSimple PR Team, pr@tusimple.ai

Investor Relations Contact

Ryan Amerman, ryan.amerman@tusimple.ai

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